INTERNET DISTRIBUTION AGREEMENT

STRATA WEB SYSTEMS LTD.

(hereinafter called "STRATA WEB")

BETWEEN:

- and -

QC DATA PETROLEUM SERVICES LTD.

(hereinafter called "QC DATA")

WHEREAS:

A. STRATA WEB has developed, owns and has the right to operate the necessary computer software and infrastructure to deliver digital data via the Internet;

B. QC DATA has developed and maintains digital databases of a variety of geotechnical information specific to the oil and gas industry, as defined in Schedule "B";

C. STRATA WEB and QC DATA are desirous of entering into a relationship whereby, among other things;

a) STRATA WEB will have the non-exclusive right to market QC DATA Data, worldwide, in conjunction with the STRATA WEB Internet Services

b) QC DATA will have the non-exclusive right to market the STRATA WEB Internet Services worldwide in conjunction with QC DATA Data;

c) STRATA WEB will provide Administrative Services and STRATA WEB Internet Services Support and QC DATA will provide Data Support to Customers.

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1. DEFINITIONS AND SCHEDULES

1.1. Definitions: In this Agreement, the following terms shall have the following meanings:

1.1.1. "Administrative Services" means providing the following services:

1.1.1.1. ensure that Customers execute a written Data License Agreement, as defined in Schedule C, in addition to the interim on-line acknowledgment by the Customer at the time of accessing the STRATA WEB Internet Service, substantially in the form attached as Schedule "C". STRATA WEB will provide to QC DATA, copies of any updates of or amendments to the form of Data License Agreement used;

1.1.1.2. invoicing Customers for all fees in relation to the use of or access to the STRATA WEB Internet Services and QC DATA Data;

1.1.1.3. collect all QC DATA Data Revenues;

1.1.1.4. holding for the benefit of QC DATA, the Net QC DATA Data Revenues which shall be remitted to QC DATA in accordance with the terms of this Agreement;

1.1.1.5. providing QC DATA with a detailed accounting of all Net QC DATA Data Revenue within ten (10) Business Days of the end of each calendar month;

1.1.1.6. remitting to QC DATA all Net QC DATA Data Revenue which accrued during a calendar month, within sixty (60) days of the end of such calendar month, and;

1.1.1.7. delivering to QC DATA, within sixty (60) days of the end of each calendar year and within sixty (60) days of the end of the Term, or any renewal thereof, unaudited statements confirming the Net QC DATA Data Revenue for the relevant fiscal year.

1.1.2. "Agreement" means this agreement, including any schedules or any written amendments or modifications hereto and "hereto", "hereof", "herein", "hereinafter", "hereby", "hereunder", and similar expressions mean and refer to this agreement;

1.1.3. "Application Partners" means commercial software vendors providing access to the STRATA WEB Internet Services via their software applications.

1.1.4. "Business Day" means a day other than a Saturday, Sunday or statutory holiday under Alberta or applicable Canadian law.

1.1.5. "Confidentiality Agreement" means the Confidentiality and Retention of Rights Agreement in the form as attached as Schedule "A";

1.1.6. "Customers" means third parties who have a license to use the STRATA WEB Internet Services to access any or all of the QC DATA Data in conjunction therewith;

1.1.7. "Data Support" means the provision of reasonable training to Customers for use of the QC DATA Data and providing telephone assistance, namely, the answering of questions during normal business hours in Calgary, Alberta, concerning the use of the QC DATA Data but specifically excluding Internet Services Support;

1.1.8. "Effective Date" means the date of this Agreement,

1.1.9. "Infrastructure" means all tangible and intangible property and resources utilized by QC Data to maintain and provide quality control measures with respect to the QC DATA Data and delivery system including maintaining a remote server environment and the necessary communication hardware, equipment, support and other staff required to support the network connection and the delivery of QC DATA Data between QC Data and STRATA WEB.

1.1.10. "Initial Term" means one (1) year from the Effective Date;

1.1.11. "Intellectual Property Rights" means all copyrights, trade secrets, trademarks, trademark rights, service marks, trade names, discoveries, inventions (whether patented or not), developments, techniques, formulas, processes, know-how, patent rights, confidential information and all other industrial or intellectual property rights

1.1.12. "Internet Services Support" means the provision of reasonable training to Customers for use of the STRATA WEB Internet Services and providing telephone assistance, namely, the answering of questions, during normal business hours in Calgary, Alberta, concerning the functioning and use of the STRATA WEB Internet Services but specifically excluding Data Support;

1.1.13. "Net QC DATA Data Revenue" means QC DATA Data Revenue less the STRATA WEB Royalty;

1.1.14. "QC DATA Data" means data defined in Schedule "B" and any other data as agreed to between the parties and all changes or updates to the QC DATA Data.

1.1.15. "QC DATA Data Documentation" means all user manuals, handbooks, data forms, pocket guides, templates and other documentation or material in printed form in relation to the QC DATA Data, including any corrections or additions thereto or subsequent releases thereof;

1.1.16. "QC DATA Data Related Materials" means all flow-charts, diagrams, models, prototypes, designs, drawings, plans, reports, research or statistical results and other system documentation and other materials that are necessary to facilitate the support, operation and maintenance of any or all of the QC DATA Data;

1.1.17. "QC DATA Data Revenue" means, for a calendar month, the revenue earned from Customers in relation to use of the QC DATA Data when accessed via the STRATA WEB Internet Services, provided that, QC DATA Data Revenue shall not include amounts paid by Customers for use of or access to the STRATA WEB Internet Services or any other support or Internet Services Support services provided by STRATA WEB;

1.1.18. "QC DATA Information Hub" means all services and Infrastructure operated by QC Data providing data management and distribution services to clients worldwide.

1.1.19. "STRATA WEB Data" means any data (other than the QC DATA Data) STRATA WEB owns, acquires or obtains the rights to distribute;

1.1.20. "STRATA WEB Documentation" means all user manuals, handbooks, data forms, pocket guides, templates and any other documentation or material in printed form in relation to the STRATA WEB Internet Services, including any corrections or additions thereto or subsequent releases thereof;

1.1.21. "STRATA WEB Internet Services" means all services and infrastructure operated in Canada by STRATA WEB providing data management and distribution services to clients worldwide

1.1.22. "STRATA WEB Related Materials- means all flow charts, diagrams, models, prototypes, designs, drawings, plans, reports, research or statistical results and other system documentation and other materials that are necessary for or facilitate the support, operation and maintenance of the STRATA WEB Internet Services;

1.1.23. "STRATA WEB Royalty" means, for a calendar month, the amount payable to STRATA WEB pursuant to Section 4.1 hereof;

1.1.24. "Territory" means worldwide;

1.1.25. "Third Party Data" means any digital data which STRATA WEB elects to integrate as data in the STRATA WEB Internet Services which is not QC DATA Data, including STRATA WEB Data and other digital data which may be competitive with QC DATA Data;

1.1.26. "Transaction Based Pricing" means services which are provided to and invoiced to the Customer based upon a per unit of consumption pricing methodology; and

1.1.27. "Subscription Based Pricing" means services which are provided to and invoiced to the Customer based upon a periodic fee basis which such fee may be calculated with reference to a per unit measure but which such fee shall not be subject to fluctuation based upon the actual number of units consumed or otherwise used by the Customer.

1.2. Schedules: The following Schedules are attached and form a part of this Agreement:

Schedule "A" - Confidentiality Agreement

Schedule "B" - QC DATA Data Descriptions

Schedule "C" - Data License Agreement

Schedule "D"- Data Pricing

2. APPOINTMENTS AND LICENSE

2.1. Appointment as Marketing Representative by QC DATA: QC DATA hereby appoints STRATA WEB as a non-exclusive representative during the Term to sell licenses in relation to QC DATA Data in conjunction with the sale of the STRATA WEB Internet Services, using Transaction Based Pricing, in the Territory all in accordance with the terms of this Agreement.

2.2. License by QC DATA: QC DATA hereby grants to STRATA WEB a non-exclusive and non-transferable license, with the right to sub-license only as provided herein, to use:

2.2.1. the QC DATA Data during the Term included on a computer system or systems in the Territory either owned, leased or rented by STRATA WEB solely for the purposes of fulfilling its obligations pursuant to this Agreement; and

2.2.2. the QC DATA Data Documentation and QC DATA Data Related Materials during the Term solely for the purposes of fulfilling its obligations pursuant to this Agreement.

2.3. Non-Exclusive Agreement: For greater certainty, it is understood that:

2.3.1. QC DATA may market products which compete with the STRATA WEB Internet Services;

2.3.2. QC DATA may market QC DATA Data in the Territory independently of STRATA WEB Internet Services;

2.3.3. QC DATA may endorse any systems which compete with or are similar to STRATA WEB Internet Services;

2.3.4. STRATA WEB may sell Third Party Data either alone or in conjunction with, or in substitution for or in competition with, QC DATA Data and as well may sell products which compete with other products marketed by QC DATA;

2.3.5. STRATA WEB may market the technology used in the STRATA WEB Internet Services independently of QC DATA Data and independently of QC DATA; and

2.3.6. STRATA WEB may endorse any Third Party Data including that which competes or is similar to the QC DATA Data.

3. INTEGRATION[UPDATES/ADMINISTRATION AND SUPPORT

3.1. Supply and Integration of QC DATA Data:

3.1.1. On or before the Effective Date, QC DATA will allow STRATA WEB to access the QC DATA Data on-line and provide hardcopy copies of the QC DATA Data Documentation and the QC DATA Data Related Materials, for use by STRATA WEB and Customers in accordance with the terms of this Agreement.

3.1.2. For the purposes of this Agreement, QC DATA Data will be accessible by STRATA WEB in accordance with the standard database format and via the QC DATA Information Hub' as at the Effective Date of this Agreement. QC DATA, at its sole discretion, reserves the right to alter, change or otherwise amend its standard database format and/or the configuration of the QC DATA Information Hub™ and will provide STRATA WEB with advanced notice of any pending changes. Any costs associated with STRATA WEB modifying the STRATA WEB Internet Services, the STRATA WEB Documentation or any other items affected by the aforementioned alterations, changes or amendments to the QC DATA database format or via the QC DATA Information Hub' is and remains the responsibility of STRATA WEB.

3.1.3. In the event that STRATA WEB requests that QC DATA provide the QC DATA Data in a format different from the current QC Data database format and/or via an alternative distribution method other than the QC DATA Information Hub' or that QC DATA provide technical and or other services to STRATA WEB such requests will be considered by QC DATA on an individual basis but are not within the scope of this Agreement and as such will be contracted for separately.

3.1.4. STRATA WEB will take the necessary precautions and install the appropriate security measures to protect the QC DATA Information Hub™ and/or the QC DATA Data from unauthorized access via the STATA WEB Internet Services.

3.1.5. Notwithstanding anything else in this Agreement, STRATA WEB cannot store or cache Data at any location external to the QC DATA Information Hub™ without the prior written consent of QC DATA.

3.2. Support: It is the intent of the parties that STRATA WEB will provide Internet Services Support to all Customers and QC DATA will provide Data Support to all Customers. However, it is further agreed that Internet Services Support and Data Support will be provided on the following basis:

3.2.1. STRATA WEB will receive and manage all support requests from Customers;

3.2.2. STRATA WEB will undertake a basic evaluation of the Customer request for support and determine whether the problem requires Internet Services Support by STRATA WEB or Data Support by QC DATA and will direct the support request accordingly;

3.2.3. the party to which the Customer support request is directed shall undertake an in-depth analysis of the problem encountered by the Customer and shall identify and implement the action necessary to correct the problem;

3.2.4. if in completing the in-depth analysis and actions described in Section 3.2.3, STRATA WEB corrects a problem found to be a Data Support problem, or, if QC DATA corrects a problem found to be an Internet Services Support problem, that party shall be reimbursed for its reasonable costs and services incurred as a result, which services shall be reimbursed at a rate of Seventy-Five Dollars ($75.00) per hour until changed by mutual written agreement between the parties.

3.2.5. Both Parties agree that the fee payable pursuant to Article 3.2.4. shall not exceed $150 per occurrence without the Party who has undertaken the in-depth analysis providing the other Party with written notification of their ongoing efforts and giving the other Party the opportunity to assume responsibility for the timely resolution of the problem on their own account.

3.3. Administrative Services: STRATA WEB will provide all Administrative Services to all Customers.

3.4. Notifications of Change: In the event that a Customer gives notice that it will no longer be using any QC DATA Data, STRATA WEB shall provide notice to QC DATA of the same.

4. REVENUE AND ROYALTY

4.1. Royalty to STRATA WEB:

4.1.1. Transactional Based Pricing: In consideration of STRATA WEB entering this Agreement and performing its obligations hereunder, STRATA WEB will earn a STRATA WEB Royalty equal to 50% of all QC DATA Data Revenue, except Digital Log Data revenue as defined in Schedule D, which STRATA WEB Royalty shall be calculated and paid to STRATA WEB monthly in accordance with this Article 4.

With respect to Digital Log Data revenue, the STRATA WEB Royalty will be calculated as the QC DATA Data Revenue less Thirty ($30.00) dollars per curve. For further clarification, both STRATA WEB And QC DATA agree that QC DATA shall receive a net payment of Thirty ($30-00) dollars per curve for any and all Digital Log Data revenue generated by STRATA WEB. In the event that STRATA WEB elects to charge less than Thirty ($30.00) dollars for Digital Log Data, STRATA WEB remains obligated to remit to QC Data Thirty ($30.00) dollars per curve to QC DATA.

4.1.2. Subscription Based Pricing: Both Parties agree and acknowledge that this Agreement pertains solely to the provision of QC DATA Data to Customers using Transactional Based Pricing and that the provision of the QC Data Data to Customer on any basis other than those derived from Transactional Based Pricing Methodology and in accordance with the rates set out in Schedule D is outside of the scope of this Agreement.

4.2. Payment to QC DATA: In consideration of QC DATA entering this Agreement and performing its obligations hereunder, STRATA WEB shall collect on behalf of and remit to QC DATA in accordance with this Article 4, the Net QC DATA Data Revenue.;

4.3. Calculation of Revenues: It is understood the QC DATA Data Revenue, STRATA WEB Royalty and Net QC DATA Data Revenue are calculated, and paid where applicable, on an "accrual basis" as defined by Generally Accepted Accounting Principles in Canada and are payable in relation to all revenues earned at any time after the Effective Date and which relate in whole or in part to the Term subject to adjustment for accounts unpaid for ninety (90) days after invoice date.

4.4. Method of Payment: The QC DATA Data Revenue, STRATA WEB Royalty and the Net QC DATA Data Revenue shall be calculated by STRATA WEB monthly, and where applicable paid to the respective parties, within sixty (60) days of the end of each calendar month.

4.5. Books, Records and Audit: STRATA WEB shall provide to QC DATA a detailed accounting of the QC DATA Data Revenue earned by STRATA WEB in each calendar month and the calculation of STRATA WEB Royalty and Net QC DATA Data Revenue for that month within ten (10) business days of the end of each calendar month. STRATA WEB shall prepare and maintain detailed records of all QC DATA Data Revenue earned by it and deliver to QC DATA, within sixty (60) days of the end of each calendar year and within sixty (60) days of the end of the Term, statements confirming the QC DATA Data Revenues earned by STRATA WEB for the relevant year. QC DATA shall have the right, at its sole cost and expense, to retain a firm of independent auditors, to audit, on behalf of QC Data, all such books and records of STRATA WEB, for the current and immediately preceding fiscal year of STRATA WEB, no more frequently than once in each calendar year and provided such audit is performed at a mutually convenient time with a minimum of five (5) days' notice in writing to STRATA WEB and does not materially interfere with the business operations of STRATA WEB. Any disagreement concerning the calculation of QC DATA Data Revenue, STRATA WEB Royalty or Net QC DATA Data Revenue shall be subject to arbitration as provided for in this Agreement.

4.6. Payment of Expenses: Subject to fees for support fees payable in accordance with Section 3.2 it is acknowledged and understood that the sole compensation payable to each party for marketing or distributing the QC DATA Data and the STRATA WEB Internet Services shall be the amounts described in this Article 4. Any obligations to be performed by a party hereunder shall be performed as its sole cost and expense. For greater certainty, all employee and other personnel wages and benefits, overhead, the costs of any operating financing and other costs of a party hereto shall be for the sole account of such party.

5. PRICING

5.1. STRATA WEB Internet Services Fees: QC DATA hereby acknowledges that STRATA WEB and its Application Partners may charge license fees and any other fees to Customers, as determined in their own discretion for use of or access to the STRATA WEB Internet Services provided that these additional fees are not specifically associated with accessing the QC DATA Data in isolation, except where this is the only data which the Customer has subscribed for.

5.2. Price Schedules: The license fees chargeable to Customers for use of QC DATA Data are listed in Schedule "D", which amounts do not include the amounts chargeable as described in Section 5.1.

5.3. No Discounting Others Prices: Each party shall market the products or services of the other party at either the price listed on Schedule "D" or, with respect to the STRATA WEB Internet Services, as provided by STRATA WEB, and there shall be no discounts to the listed prices of the other party without the consent of that party.

6. SPECIFIC COVENANTS

6.1. Covenants of STRATA WEB: In addition to any other covenants in this Agreement, STRATA WEB shall:

6.1.1. provide competent and capable personnel to provide Internet Services Support;

6.1.2. provide all of the computer hardware, computer software and other infrastructure, including but not limited to sufficient Oracle software licenses (currently RDBMS and SQLNet licenses) and telecommunication infrastructure, necessary to distribute the QC DATA Data via the STRATA WEB Internet Services. For further clarification, QC DATA will assign a single Oracle license to accommodate the database queries generated by the STRATA WEB Internet Services but STRATA WEB remains solely responsible for providing sufficient Oracle licenses to accommodate concurrent client queries against the QC DATA Data.

6.1.3. promote, advertise, market, demonstrate and license the QC DATA Data only in compliance with the laws, rules, regulations and policies of any authority having jurisdiction in any portion of the Territory;

6.1.4. apply for and obtain all necessary licenses, permits or other authorizations required by law in the Territory in relation to the promotion, advertising, marketing, and licensing of the QC DATA Data by STRATA WEB;

6.1.5. as soon as practicably possible notify QC DATA in writing of any threatened litigation against QC DATA received by STRATA WEB involving a claim for breach of copyright, trademark or patent or any alleged defect in the QC DATA Data;

6.1.6. where practicable, place all copyright, trademark, trade secrets or other proprietary marking, confidentiality legends or notices upon the QC DATA Data as specified by QC DATA;

6.1.7. not make any representations or give any warranties with respect to the QC DATA Data to potential Customers except those made by QC DATA in the QC DATA Data Documentation, the Data License Agreement or with the consent of QC DATA;

6.1.8. keep QC DATA fully informed on a monthly basis of the name, address, phone and fax numbers and all other relevant information relating to new Customers sold by STRATA WEB; and

6.1.9. perform all duties herein in good faith and in all matters deal fairly with QC DATA.

6.2. Covenants of QC DATA: In addition to the other covenants in this Agreement, QC DATA shall:

6.2.1. provide competent and capable personnel to provide Data Support;

6.2.2. promote, advertise, and market the STRATA WEB Internet Services only in compliance with the laws, rules, regulations and policies of any authority having jurisdiction in any portion of the Territory;

6.2.3. apply for and obtain all necessary licenses, permits or other authorizations required by law in any area in the Territory in relation to the promotion, advertising and marketing of the STRATA WEB Internet Services by QC DATA;

6.2.4. as soon as practicably possible notify STRATA WEB in writing of any threatened litigation against STRATA WEB received by QC DATA involving a claim for breach of copyright, trademark or patent or any alleged defect in the STRATA WEB Internet Services;

6.2.5. not make any representations or give any warranties with respect to the STRATA WEB Internet Services to potential Customers except those made by STRATA WEB in the STRATA WEB Documentation, the Data License Agreement or with the consent of STRATA WEB;

6.2.6. where practicable, place all copyright, trademark, trade secrets or other proprietary marking, confidentiality legends or notices upon the STRATA WEB Documentation and STRATA WEB Related Materials as specified by STRATA WEB;

6.2.7. provide all copyright, trademark, trade secrets or other proprietary marking, confidentiality legends or notices upon the QC DATA Data, QC DATA Data Documentation and QC DATA Data Related Materials as required for the protection of QC DATA;

6.2.8. keep STRATA WEB fully informed on a monthly basis of the name, address, phone and fax numbers and all other relevant information relating to new Customers sold by QC DATA; and

6.2.9. perform all duties herein in good faith and in all matters deal fairly with STRATA WEB.

6.3. Mutual Acknowledgment: Both Parties acknowledge that the information contained in the Customer lists described in Article 6.1.8 and Article 6.2.8 is the sensitive and valuable information of the Party who is providing the list to the other Party. These lists will be used to track and assist in providing Support to Customers and to optimize the joint marketing opportunities of the Parties.

6.4. Confidentiality: QC DATA and STRATA WEB shall execute and deliver, at the time of execution and delivery of this Agreement, the Confidentiality Agreement.

7. INTELLECTUAL PROPERTY RIGHTS

7.1. Acknowledgment of Ownership of STRATA WEB: QC DATA hereby acknowledges and agrees that all Intellectual Property Rights in the STRATA WEB Internet Services are and shall at all times remain the exclusive property of STRATA WEB with the exception of software tools to which STRATA WEB has licenses, notwithstanding anything in this Agreement to the contrary. Nothing herein contained shall be deemed to be a sale, transfer or assignment or grant to QC DATA or any Customer of any, right, title or interest in or to the Intellectual Property Rights in the STRATA WEB Internet Services, notwithstanding anything in this Agreement to the contrary. Customers shall acquire only a non-exclusive right to use the STRATA WEB Internet Services and STRATA WEB Documentation and shall not acquire in any manner any other right, title or ownership in and to the Intellectual Property Rights in the STRATA WEB Internet Services. QC DATA hereby acknowledges and agrees that the STRATA WEB Internet Services shall not become an accession to any hardware, software or firmware owned or used by QC DATA.

7.2. Contesting STRATA WEB's Rights: QC DATA shall not, either directly or indirectly and either during or after the Ten-n, contest the validity or ownership of STRATA WEB to the Intellectual Property Rights to the STRATA WEB Internet Services.

7.3. Cooperation in Securing Rights: QC DATA shall in good faith cooperate with STRATA WEB for the purpose of securing and protecting in STRATA WEB any of the Intellectual Property Rights of the STRATA WEB Internet Services, at the sole cost and expense of STRATA WEB.

7.4. Acknowledgment of Ownership of QC DATA: STRATA WEB hereby acknowledges and agrees that nothing herein contained shall be deemed to be a sale, transfer or assignment or grant to STRATA WEB or any Customer of any, right, title or interest in or to the Intellectual Property Rights in the QC DATA Data, notwithstanding anything in this Agreement to the contrary. Customers shall acquire only a non-exclusive right to license the QC DATA Data and QC DATA Data Documentation and shall not acquire in any manner any other right, title or ownership in and to the Intellectual Property Rights in the QC DATA Data. STRATA WEB hereby acknowledges and agrees that the QC DATA Data shall not become an accession to any hardware, software or firmware owned or used by STRATA WEB.

7.5. Contesting QC DATA's Rights: STRATA WEB shall not, either directly or indirectly and either during or after the Term, contest the right of QC DATA to license the QC DATA Data or the validity or ownership of the QC DATA Data developed or created by QC DATA.

7.6. Cooperation in Securing Rights: STRATA WEB shall in good faith cooperate with QC DATA for the purpose of securing and protecting in QC DATA any of the Intellectual Property Rights of QC DATA in the QC DATA Data, at the sole cost and expense of QC DATA.

7.7. Trademarks: STRATA WEB may only use the trademarks of QC DATA with consent of QC DATA as to the manner and type of use thereof. QC DATA may only use the trademarks of STRATA WEB with the consent of STRATA WEB as to the manner and type of use thereof.

8. TERM AND TERMINATION

8.1. Term and Automatic Renewal: Subject to the rights of termination provided for in this Article, this Agreement shall remain in full force and effect for the Initial Term and shall renew and continue thereafter for successive periods of one year provided no Party serves the other Party with a written notice of cancellation, such cancellation to be effective ninety (90) days from the date of the written notice however not prior to the end of the Initial Term.

8.2. Termination by QC DATA: QC DATA may otherwise terminate this Agreement by notice in writing to STRATA WEB for any of the following reasons:

8.2.1. If STRATA WEB breaches any payment obligation or otherwise materially breaches or materially defaults in the performance of any of the material terms of this Agreement and, if STRATA WEB has not taken all reasonable steps to remedy such breach or default within forty-five (45) days of notice being given by QC DATA to STRATA WEB regarding the particulars of such breach or default;

8.2.2. If STRATA WEB or its shareholders, directors, officers, employees, subcontractors or agents materially breach any covenant or obligation in relation to the use of, or disclosure of the QC DATA Data including any breach of the Confidentiality Agreement and fails to commence to remedy such breach or default within forty-five (45) days of notice being given by QC DATA to STRATA WEB regarding the particulars of such breach or default;

8.2.3. If STRATA WEB fraudulently reports any matter to QC DATA or intentionally reports any matter falsely;

8.2.4. If an order is made, resolution passed or petition is filed for the liquidation, winding-up or dissolution of STRATA WEB;

8.2.5. STRATA WEB ceases to carry on business;

8.2.6. STRATA WEB makes a general assignment for the benefit of its creditors or is petitioned into bankruptcy;

8.2.7. Any person takes possession of or a receiver or receiver and manager is appointed over all or any material part of the assets or undertakings of STRATA WEB; or

8.3. Termination by STRATA WEB: STRATA WEB may otherwise terminate this Agreement by notice in writing to QC DATA for any of the following reasons:

8.3.1. if QC DATA breaches or materially defaults in the performance of any of the material terms of this Agreement and, if QC DATA has not taken all reasonable steps to remedy such breach or default is not cured within forty-five (45) days of notice being given by STRATA WEB to QC DATA regarding the particulars of such breach or default;

8.3.2. if QC DATA or its partners or their respective shareholders, directors, officers, employees, subcontractors or agents materially breach any covenant or obligation in relation to the use of the STRATA WEB Internet Services including any breach of the Confidentiality Agreement and fails to remedy such breach or default within forty-five (45) days of notice being given by STRATA WEB to QC DATA regarding the particulars of such breach or default:

8.3.3. if QC DATA fraudulently reports any matter or intentionally reports any matter falsely to STRATA WEB;

8.3.4. if an order is made, resolution passed or petition is filed for the liquidation, winding-up or dissolution of QC DATA;

8.3.5. QC DATA ceases to carry on business;

8.3.6. QC DATA makes a general assignment for the benefit of its creditors or is petitioned into bankruptcy; or

8.3.7. any person takes possession of or a receiver or receiver and manager is appointed over all or any material part of the assets or undertakings of QC DATA.

8.4. Accounts on Termination or Expiry: If this Agreement is terminated or the Term expires, such termination or expiry shall not operate as a cancellation of any indebtedness owing or accruing due by any party to any other party.

8.5. Duties of QC DATA on Termination or Expiry: If this Agreement is terminated or the Ten-n expires, QC DATA shall no later than ninety (90) days after the termination or expiry of this Agreement, provide to STRATA WEB all STRATA WEB Related Materials and any STRATA WEB Documentation in its possession or power, together with a certificate of a senior officer of QC DATA certifying that all items have been returned to STRATA WEB and that all representations of the STRATA WEB Internet Services have been removed from all QC DATA systems.

8.6. Duties of STRATA WEB on Termination or Expiry If this Agreement is terminated or the Term expires, STRATA WEB shall:

8.6.1. cease providing access by Customers to QC DATA Data;

8.6.2. no later than ninety (90) days after the termination or expiry of this Agreement, provide to QC DATA all QC DATA Data Related Materials any QC DATA Data Documentation in its possession or power, together with a certificate of a senior officer of STRATA WEB certifying that all materials have been returned to QC DATA and that all representations of QC DATA Data have been removed from all STRATA WEB Internet Services;

8.6.3. within sixty (60) days of the date of termination or expiry of this Agreement, provide to QC DATA an accounting of all QC DATA Data Revenues received by STRATA WEB, from the date of the most recent Net QC DATA Revenue report issued in accordance with Section 1.1.1.7, to the date of termination or expiry.

8.7. Additional Revenues: If STRATA WEB receives any Net QC DATA Data Revenues after the date of termination, STRATA WEB shall pay such funds to QC DATA on a timely basis.

8.8. Notices: The parties agree that STRATA WEB and QC DATA have the right to notify any persons they deem necessary or appropriate of the termination or expiry of this Agreement or any other matter in relation to this Agreement.

9. REPRESENTATIONS AND WARRANTIES

9.1. STRATA WEB Representations and Warranties: STRATA WEB represents and warrants with QC DATA as follows:

9.1.1. STRATA WEB is the sole and exclusive owner of the STRATA WEB Internet Services with the exception of software tools to which STRATA WEB has licenses, STRATA WEB Documentation and STRATA WEB Related Materials and, STRATA WEB has the full right, power and authority to enter into this Agreement and all other agreements contemplated by this Agreement with QC DATA; and

9.1.2. the manufacture, license, development, support, distribution, operation or use of the STRATA WEB Internet Services, STRATA WEB Documentation or STRATA WEB Related Materials or any part thereof will not constitute an infringement of any patent, copyright, trademark or any other intellectual or industrial proprietary right or constitute a misappropriation of a trade secret or confidential information, disclosure of a trade secret or breach of confidence and STRATA WEB, in accordance with the terms of this Agreement, shall be free to distribute, and support the STRATA WEB Internet Services, and to supply the STRATA WEB Documentation and STRATA WEB Related Materials in accordance with the terms and provisions of this Agreement free from any legal impediment.

9.2. QC DATA Representations and Warranties: QC DATA represents and warrants with STRATA WEB as follows:

9.2.1. QC DATA is either the sole and exclusive owner of the QC DATA Data (or has the license to distribute the same) QC DATA Data Documentation and QC DATA Data Related Materials and QC DATA has the full right, power and authority to enter into this Agreement and all other agreements contemplated by this Agreement with STRATA WEB; and

9.2.2. the manufacture, license, development, support, distribution, operation or use of the QC DATA Data, QC DATA Data Documentation or QC DATA Data Related materials or any part thereof will not constitute an infringement of any patent, copyright, trademark or any other intellectual or industrial proprietary right or constitute a misappropriation of a trade secret or confidential information, disclosure of a trade secret or breach of confidence and QC DATA, in accordance with the terms of this Agreement, shall be free to distribute, install and support the QC DATA Data, and to supply the QC DATA Data Documentation and QC DATA Data Related Materials in accordance with the terms and provisions of this Agreement free from any legal impediment.

10. LIMITATIONS AND EXCLUSIONS

10.1. Limitation of Covenants, Warranties and Representations: Neither QC DATA or STRATA WEB make and there are no covenants, representations or warranties, express, implied or statutory, except as expressly and explicitly given herein. Without limitation to the foregoing:

10.1.1. QC DATA makes no warranty with respect to and expressly does not guarantee that any of the QC DATA Data will be complete or wholly accurate or error free;

10.1.2. There is no implied statutory warranty with respect to condition, quality, quantity, merchantability or fitness or suitability of the QC DATA Data;

10.1.3. STRATA WEB makes no warranty with respect to and expressly does not guarantee that the STRATA WEB Internet Services will be complete or wholly accurate or error-free; and

10.1.4. There is no implied statutory warranty with respect to the condition, quality, quantity, merchantability or fitness suitability of the STRATA WEB Internet Services.

10.2. Remedies of STRATA WEB: If any of the services of QC DATA including the provision of QC DATA Data and updates, amendments or other changes to the QC DATA Data, directly causes a malfunction or failure to perform of the STRATA WEB Internet Services, or software of any Application Partner, or if QC DATA is in any way negligent and the malfunction, failure or negligence is a cause of inadequate results obtained by STRATA WEB or the Customers in using the STRATA WEB Internet Services, QC DATA's liability to STRATA WEB for such inadequate results shall be limited to STRATA WEB providing QC DATA the opportunity to make repeated efforts to correct any such malfunction or failure, provided however, that STRATA WEB may restrict or cease access to or remove the QC DATA Data from the STRATA WEB Internet Services until such malfunction or failure is corrected.

10.3. Remedies of QC DATA: If any of the services of STRATA WEB including the provision of STRATA WEB enhancements and other changes to the STRATA WEB Internet Services, directly causes a malfunction or failure to perform of the QC DATA Data or if STRATA WEB is in any way negligent and the malfunction, failure or negligence is a cause of inadequate results obtained by QC DATA or the Customers in using the QC DATA Data, STRATA WEB's liability to QC DATA for such inadequate results shall be limited to QC DATA providing STRATA WEB the opportunity to make repeated efforts to correct any such malfunction or failure, provided however, that QC DATA may require that access to the QC DATA Data through the STRATA WEB Internet Services be ceased until such malfunction or failure is corrected.

10.4. Limitation of Liability of QC DATA: Except for QC DATA's obligations as provided for in Section 10.2 hereof, QC DATA's total liability to STRATA WEB for damages from any and all causes whatsoever, regardless of the form of action, whether in contract or in tort, including negligence, shall, in the aggregate, with respect to damages the cause of which arises during the Initial Term, be limited to the annualized Net QC DATA Data Revenues during the Initial Term, and with respect to damages the cause of which arises after the Initial Term, be limited to the QC DATA Data Revenues during the year immediately preceding the year in which the cause of such action occurred.

10.5. Limitation of Liability of STRATA WEB: Except for STRATA WEB's obligations as provided for in Section 10.3 hereof and for obligations for Administrative services and other reporting duties hereunder, STRATA WEB's total liability to QC DATA for damages from any and all causes whatsoever, regardless of the form of action, whether in contract or in tort, including negligence, shall, in the aggregate, with respect to damages the cause of which arises during the Initial Term, be limited to the annualized STRATA WEB Royalty during the Initial Term, and with respect to damages the cause of which arises after the Initial Term, be limited to the STRATA WEB Royalty during the year immediately preceding the year in which the cause of such action occurred.

10.6. No liability for Remote Damages: In no event will QC DATA or STRATA WEB be liable for any damages resulting from the other party's inability or failure to perform any professional or other work or for a loss of profits, indirect, incidental, consequential or exemplary damages, notwithstanding notice may have been given respecting the possibility of such losses or damage.

10.7. Indemnity to QC DATA Against Third Party Claims: Notwithstanding anything else herein contrary, including without limitation, in Sections 10.1 to 10.6 inclusive, STRATA WEB shall indemnify and hold QC DATA harmless from and against any and all liabilities, losses, costs, court costs, damages, expenses and reasonable legal fees on a solicitor and his own client basis, accountant and other professional fees resulting from or arising out of any claim, demand, proceeding or action made or brought by any person, firm, corporation or other party, other than STRATA WEB, against QC DATA relating in any manner whatsoever to the STRATA WEB Internet Services, the provision of any services by STRATA WEB or the performance of STRATA WEB's duties hereunder to Customers and shall pay any and all costs, damages and legal fees on a solicitor and his own client basis payable by QC DATA in respect of any such claim, demand, proceeding or action.

10.8. Indemnity to STRATA WEB Against Third Party Claims: Notwithstanding anything else herein contrary, including without limitation, in Sections 10.1 to 10.6 inclusive, QC DATA shall indemnify and hold STRATA WEB harmless from and against any and all liabilities, losses, costs, court costs, damages, expenses and reasonable legal fees on a solicitor and his own client basis, accountant and other professional fees resulting from or arising out of any claim, demand, proceeding or action made or brought by any person, firm, corporation or other party, other than QC DATA, against STRATA WEB relating in any manner whatsoever to the QC DATA Data, the provision of any services by QC DATA or the performance of QC DATA's duties hereunder to Customers and shall pay any and all costs, damages and legal fees on a solicitor and his own client basis payable by STRATA WEB in respect of any such claim, demand, proceeding or action.

10.9. Exceptions: The limitations to remedies contained in Sections 10.2 or 10.3 shall not apply to Articles 6 or 9 hereof.

11. INFRINGEMENT DEFENCE AND INDEMNITY

11.1. Defense by STRATA WEB: STRATA WEB shall defend or settle, at its own expense, any claim, demand, proceeding or action made or brought against QC DATA to the extent that the claim, demand, proceeding or action is based on a claim:

11.1.1. relating to STRATA WEB's ownership or authority to license or grant any of the rights hereunder in relation to the STRATA WEB Internet Services; or

11.1.2. that the license, support, operation or use of the STRATA WEB Internet Services granted to Customers infringes any Canadian patent rights, copyrights, trade mark or service mark rights, or other intellectual or industrial proprietary rights or constitutes a misappropriation of trade secret or confidential information or a disclosure of a trade secret or breach of confidence of others.

In such defences, settlements and payments:

11.1.3. the first party to be made aware of the claim shall notify promptly (in writing) the other party of any such claim, demand or action;

11.1.4. STRATA WEB is granted the sole control of the defence of any such claim, demand or action and of all negotiations for its settlement or compromise; and

11.1.5. QC DATA must cooperate with STRATA WEB in. all reasonable (non-financial) ways to facilitate the settlement or defence of the claim, demand or action.

11.2. Defence by QC DATA: QC DATA shall defend or settle, at its own expense, any claim, demand, proceeding or action made or brought against STRATA WEB to the extent that the claim, demand, proceeding or action is based on a claim:

11.2.1. relating to QC DATA's ownership or authority to license or grant any of the rights hereunder in relation to the QC DATA Data; or

11.2.2. that the license, support, operation or use of the QC DATA Data granted to Customers infringes any Canadian patent rights, copyrights, trade mark or service mark rights, or other intellectual or industrial proprietary rights or constitutes a misappropriation of a trade secret or confidential information or a disclosure of a trade secret or breach of confidence of others.

In such defences, settlements and payments:

11.2.3. the first party to be made aware of the claim shall notify promptly (in writing) the other party of any such claim, demand or action;

11.2.4. QC DATA is granted the sole control of the defence of any such claim, demand or action and of all negotiations for its settlement or compromise; and

11.2.5. STRATA WEB must cooperate with QC DATA in all reasonable (non-financial) ways to facilitate the settlement or defence of the claim, demand or action.

12. GENERAL

12.1. Public Announcement: The parties hereto will be entitled to make public announcements with respect to the arrangement hereunder created. The initial public announcement shall be agreed upon by both parties.

12.2. Relationship of the Parties: Nothing in this Agreement or otherwise shall be construed as constituting the parties hereto as partners or joint venturers.

12.3. Survival and Non-merger. The Confidentiality Agreement shall not expire upon the termination or expiry of this Agreement and shall continue in full force and effect notwithstanding such termination or expiry. It is further acknowledged that, Articles 6, 7, 9, 10 and 11 and Sections 8.4 to 8.7, and 12.6 to 12.12 shall survive the termination or expiry of this Agreement.

12.4. Assignment: Neither party may transfer or assign the rights, benefits and obligations of this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld. Consent will be given in all cases when a party transfers or assigns its rights, benefits and obligations under this Agreement to an Affiliate (as the term "Affiliate" is defined in the Business Corporations Act (Alberta)) of that party.

12.5. Notices: Any notices, directions or requests required or that may be given hereunder may be given by one party to the other in writing by single registered mail, delivery, courier or telecopy to the other party at the address or telecopy number herein set forth:

If to STRATA WEB:

STRATA WEB SYSTEMS LTD.

Suite 200, 703 - 6th Avenue S.W.

Calgary, Alberta T2P 0T9

Attn.: Mr. Colby Ruff, Vice President Sales

Fax: (403) 264-6408

If to QC DATA:

QC DATA PETROLEUM SERVICES LTD.

1500, 401 9 Avenue S.W.

Calgary, Alberta T2P 3C5

Attn.: Mr. Mitch Tarr, General Manager

Fax: (403) 268-3334

or such other address as the parties may, from time to time, direct in accordance with this Section and any such notice shall be deemed to have been given and received on the day of actual receipt if sent by mail, personal delivery, courier or telecopy.

12.6. Entire Agreement: This Agreement supersedes all previous agreements, if any, between the parties hereto and constitutes the sole and entire agreement between them with respect to the subject matter hereof. Each party hereto agrees that there are no oral representations, warranties or conditions and that all terms are embodied in this Agreement. No Change, modification or amendment of this Agreement shall be effective unless in writing and signed by all parties hereto.

12.7. No Waiver of Rights: Any failure of any party to enforce any provision of this Agreement or to require performance by another party of any provision hereof shall not be construed to be a waiver of such provision or of the right of such party to thereafter enforce each and every provision hereof.

12.8. Arbitration: If, during the continuance of this Agreement or thereafter, any ambiguity arises in this Agreement, any dispute, difference or question arises among the parties hereto as to the matters arising out of the subject matters of this Agreement or a question of interpretation of this Agreement shall arise, such matters shall be referred to a single arbitrator pursuant to the Arbitration Act (Alberta) or any statutory amendment, replacement or modification thereof.

12.9. Further Assurances: The parties hereto shall execute all such further and other deeds and documents promptly and when required and do or perform, or cause to be done or performed, all such acts as shall be reasonably necessary to give effect to this Agreement.

12.10. Governing Law: This Agreement shall be construed in accordance with and governed by the laws of the Province of Alberta and each party hereto irrevocably attorns to the jurisdiction of the courts of the Province of Alberta.

12.11. Time: Time shall be of the essence of this Agreement.

12.12. Force Majeure: Except for monetary payment obligations, no party shall be liable to the other parties by reason of any failure to perform in accordance with the terms of this Agreement if such failure arises out of causes wholly or substantially beyond the reasonable control and without the fault or negligence of such party. Such causes may include, but are not limited to unavailability of communications facilities, acts of God or the public enemy, acts of the other party, acts of civil or military authority, fires, strikes, power surges or the unavailability of energy sources, delay in transportation, riots or war.

12.13. Enurement: This Agreement shall enure to the benefit of and be binding upon the parties hereto and their successors and permitted assigns.

IN WITNESS OF the parties hereto have executed this Agreement as of the 17 day of July, 1997.

STRATA WEB SYSTEMS LTD.

Per: /s/ Colby Ruff

QC DATA PETROLEUM SERVICES LTD.

Per: /s/ Mitch Tarr

SCHEDULE "A"

CONFIDENTIALITY AND RETENTION OF RIGHTS AGREEMENT

THIS AGREEMENT made the 17 day of July, 1997.

BETWEEN:

QC DATA PETROLEUM SERVICES LTD.

(hereinafter referred to as "QC DATA")

- and -

STRATA WEB SYSTEMS LTD.

(hereinafter referred to as "STRATA WEB")

WHEREAS the Parties have been or expect to engage in discussions about each Party holding a non-exclusive right to market data and/or information that the other Party either owns or has an interest in.

AND WHEREAS the Parties agree that all Confidential Information comprises trade secrets and valuable and essential assets of the proprietary Party or third parties and that the unauthorized disclosure or misuse of the Confidential Information will cause substantial impairment of its value.

NOW THEREFORE, in consideration of the mutual covenants and premises herein contained, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged by each of the Parties, the Parties covenant and agree as follows:

Interpretation

The division of this Agreement into Articles and sections and the insertion of headings are for convenience of reference only, and shall not affect the construction or interpretation of this Agreement.

In this Agreement the following words and phrases shall have the following meanings unless the context otherwise requires:

"Affiliate" means any corporation which directly or indirectly controls or which is directly or indirectly controlled by, or which is directly or indirectly controlled by the same person, firm or corporation which directly or indirectly controls that corporation;

"Confidential Information" as related to QC DATA, means all QC DATA Data, QC DATA Documentation and QC DATA Related Materials, and, as related to STRATA WEB, means all STRATA WEB Data, STRATA WEB Documentation and STRATA WEB Related Materials as each of those terms are defined in the Internet Distribution Agreement, as well as all other samples, data and any information which is proprietary or confidential to either Party, including but not limited to records, papers, devices, services, methods, processes, technical datum, drawings, blue prints, computer programs, formulas, chemicals, tools, research, price lists, customer lists, business plans and intentions, methods of doing business, quality control standards, policies, finances., personnel, trade secrets, ideas and concepts (whether patentable or not) and information received from third parties under an obligation of confidence, but Confidential Information shall not include Non-confidential information;

"Internet Distribution Agreement" means the Internet Distribution Agreement between QC DATA and STRATA WEB to which this Agreement is attached as Schedule "A".

"Non-confidential Information" refers to:

information which the recipient can establish is information within the public domain at the date of its disclosure to the recipient or which thereafter enters the public domain through no fault of the recipient (but only after it becomes part of the public domain);

information which the recipient can establish that (following its disclosure by the other Party to the recipient), is received by the recipient without obligation of confidence from a third party who the recipient had no reason to believe was not lawfully in possession of such information free of any obligation of confidence;

information the recipient is required to disclose pursuant to any applicable law or regulation;

provided that any combination of the information which comprises part of the Confidential Information shall not be deemed to be Non-confidential Information merely because individual parts of that information are Non-confidential Information;

"Party" shall mean QC DATA or the STRATA WEB and "Parties" shall mean QC

DATA and STRATA WEB;

"QC DATA " shall include any Affiliate of QC DATA;

"STRATA WEB" shall include any Affiliate of STRATA WEB.

Application of Agreement

The Parties agree the terms of this Agreement shall be retroactive and shall apply from the first day on which the Party received any Confidential Information.

Obligations of Confidentiality

All Confidential Information disclosed to the other Party shall be used only in accordance with the terms of the Internet Distribution Agreement.

Each Party agrees that it shall keep in confidence and shall not, directly or indirectly, disclose the Confidential Information to any third party without first obtaining the written permission of the other Party to do so and then only to the extent strictly required by the written directions and instructions from the other Party.

Each Party agrees to use its best efforts to ensure that its employees, agents or contractors agree to the terms and conditions hereof and shall, when requested by the other Party, supply written acknowledgements from such third parties that they have complied with the non-disclosure provisions of this Agreement.

Each Party agrees that forthwith upon demand of the other Party, it shall return to the other Party all samples documents, records, notes, notebooks, reports, manuals and all other materials, together with all copies thereof, whether in written or in electronically recorded form, containing Confidential Information.

Retention of Title

Each Party acknowledges that it acquires no right, title or interest in or to the Confidential Information of the other Party or any improvement or advancement thereof, whether patentable or not, by virtue of this or any other agreement between the Parties, or otherwise.

Each Party shall retain title to all intellectual property and proprietary rights in the Confidential Information, including without lin-dtation all copyright, patent, trade secret and trademark rights.

Indemnity

Each Party acknowledges that the other Party may suffer loss and damage as a result of the disclosure of the Confidential Information to third parties in breach of this Agreement, and each Party further agrees to indemnify and save harmless the other Party from any and all costs, expenses, loss or damages, including legal fees and disbursements, and consequential or economic loss suffered or incurred by the other Party as a result thereof. This shall not operate to limit any remedies a Party may have at law or in equity as a consequence of the breach of this Agreement.

No Obligation to Disclose

Nothing in this Agreement shall obligate either Party to disclose or make available to the other Party any Confidential Information.

Assignment

This Agreement may be assigned by either Party to an affiliated party without the consent of the other Party. This Agreement may not otherwise be assigned without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

Severability

In the event that any provisions contained herein shall be declared invalid, illegal or unenforceable by a Court of competent jurisdiction, this Agreement with respect to the enforceable provisions shall continue in force and all rights and remedies accrued under the enforceable provisions shall survive any such declaration.

Amendment

No amendment to the terms and conditions of this Agreement shall be binding on the Parties unless made in writing and signed by the authorized representatives of each of the Parties.

Successors and Assigns

This Agreement shall enure to the benefit of and be binding upon the successors and assigns of the Parties.

Governing Law

This Agreement shall be governed by the laws of the Province of Alberta, Canada.

Counterpart Execution

This Agreement may be executed in counterpart, any one of which shall constitute an original copy and all of which together shall be one and the same agreement;

Entire Agreement

This Agreement contains the entire agreement between the Parties relative to the matters set forth in the preamble and the terms hereof and there are no warranties or representations or collateral agreements with respect thereto and supercedes the Non-Disclosure and Secrecy Agreements executed between the Parties on the 23rd day of September 1996.

QC DATA PETROLEUM SERVICES LTD.

Per:

Per:

STRATA WEB SYSTEMS LTD.

Per: /s/ signed

Per: /s/ Colby Ruff

SCHEDULE "B"

DATA DESCRIPTIONS

In this Agreement, QC DATA Data includes the following items and any other items that the Parties may mutually agree to in writing:

1. "AOFP Data" refers to the Absolute Open Flow Pressure data as maintained by QC Data. Source data used to maintain this data is provided by the respective regulatory authorities of Alberta and British Columbia.

2. "Core Data" refers to the Core Analysis Data as maintained by QC Data. Source data used to maintain this data is provided by the respective regulatory authorities of Alberta and British Columbia.

3. "Digitech Land Data" refers to a data set containing information describing Crown mineral rights and lease information for British Columbia, Alberta and Saskatchewan. Source data used to maintain this data is provided by the respective regulatory authorities of Alberta, British Columbia and Saskatchewan.

4. "Digitech Tops" refers to the integrated set of Formation Tops as maintained by QC Data. This data is sourced and maintained by QC Data for Alberta, British Columbia, Saskatchewan and Manitoba.

5. "Digital Log Data" refers to the digital representation of a Log Curve as captured and stored by QC Data. The digits are captured by QC Data from source tapes, paper logs or microfiche.

6. "Gas Reserves Data" refers to Gas Pool Reserves data for Alberta as maintained by QC Data. Source data used to maintain this data is provided by the regulatory authority of Alberta.

7. "General Well Data" refers to the integrated General Well Data categories as maintained by QC Data. Source data used to maintain this data is provided from the respective regulatory authorities of Alberta, British Columbia, Saskatchewan, Manitoba and selected federal land. General Well Data includes the Digitech Data Formation Tops and the QC Data Raw DST file, both maintained by QC Data.

8. "Production Data" refers to integrated production history and injection data maintained by QC Data. Source data used to maintain this data is provided from the respective regulatory authorities of Alberta, British Columbia and Saskatchewan.

INTERNET DISTRIBUTION AGREEMENT

SCHEDULE "C"

Strata Web Systems Ltd. Software / Data Usage Agreement

THE CUSTOMER ACKNOWLEDGES THAT THE CUSTOMER HAS READ AND AGREES WITH THE FOLLOWING TERMS OF THIS AGREEMENT, AND THAT THE PERSON ACCEPTING THIS AGREEMENT HAS AUTHORITY TO BIND THE CUSTOMER.

1. DEFINITIONS

In this Agreement the following terms will have the following meaning:

"Agreement" means this Agreement. including any schedules or any written amendments or modifications hereto.

"Strata Web" means Strata Web Systems Ltd.

"Data Suppliers" means Geocadd Systems Corp., International Petrodata Ltd., QC Data Petroleum Services Ltd., Petroleum Information / Dwights Canada Ltd., Nickle's Energy, Lynx Canada, Strata Web Systems Ltd. and any other data supplier companies that may be added from time to time.

"Industry Data" means any data pertaining to activities associated with exploration and production in the oil and gas industry, gathered, encoded, processed and made available for distribution by the Data Suppliers through the Strata Web Software.

"Data Products" means raw and value added digital and printable data obtained through the Strata Web Software and in relation to obtaining Industry Data from any or all of the Data Suppliers.

"Strata Web Software" means the Strata Web Internet data retrieval user interface which includes the forms and maps based data retrieval, display, printing, and exporting capabilities but does not include Industry Software.

"Industry Software" means third party software applications other than the Strata Web Software that may be used to analyze the Data Products obtained through the Strata Web Software.

"Customer" means a third party that has been licenced to use the Strata Web Software to access the Industry Data.

"Price Notice" means Strata Web and Data Suppliers published prices for Data Products as may be updated or revised by Strata Web from time to time.

2. PAYMENT

Prices. The Customer will pay to Strata Web all applicable charges associated with accessing Data products through the Strata Web Software at the rates set forth in the most current Price Notice. The amount charged by Strata Web for the Data Products may vary depending on the source selection by the Customer of the Industry Data.

Price Notice. The Prices are subject to change. Strata Web reserves the right to modify without notice any or all of the Prices set forth in the Price Notice. The new Prices will be effective immediately subsequent to publication of the new Price Notice.

Taxes. The Prices referred to in this Agreement do not include applicable sales, use, excise, goods and services, utility or similar taxes, which will be paid by the Customer.

Payment. Strata Web will issue invoices to the Customer as a result of the Customer accessing Data Products through the Strata Web software. All invoices issued by Strata Web are payable upon receipt. If payment is not received by Strata Web within 30 days from the date of the invoice, then interest will accrue on the outstanding balance of the invoice at the rate of 18% per annum from the date of the invoice until paid.

3. WARRANTY

Strata Web warrants that the Software provided hereunder will conform to the description of its functionality contained in the Strata Web on-line help file.

Strata Web warrants that it has the right to provide the Industry Data to the Customer.

The limited warranties mentioned above are in lieu of all other warranties and Strata Web does not make and there are no representations or warranties, express, implied or statutory with respect to the provision of the Strata Web Software or Industry Data, including, without limitation, all express, implied or statutory warranties or representations of merchantability or fitness for the Customer's particular purpose.

The Data Suppliers providing access to databases for use in association with the Strata Web Software have no reason to believe that there are any inaccuracies or defects with the data within the databases, however, neither Strata Web or the Data Suppliers makes any warranty with respect to and do not guarantee any database or data within a database being complete or wholly accurate or, that any of the Strata Web Software will function error free without failure or interruption or, that any or all of the Industry Data will be continuously available to the Customer or meet the Customer's requirements.

4. LIMITATION OF LIABILITY

Exclusive Remedies. If the Software or Industry Data malfunctions or fails to perform or if Strata Web or the Data Suppliers are in any way negligent and, the malfunction, failure or negligence is a cause of inadequate results obtained by the Customer in using the Strata Web Software or Industry Data. the Customer's exclusive liability against Strata Web and the Data Suppliers for such inadequate results will be limited to Strata Web providing to the Customer sufficient further access to the Software and Industry Data to reiterate or repeat the Customer's transactions or operations during which the malfunction, failure or negligence occurred, at no cost or expense to the Customer for such access and, to give Strata Web and the Data Suppliers an opportunity to make repeated efforts to correct any defect in the Strata Web Software or Industry Data.

No Liability. In no event will Strata Web or the Data Suppliers be liable for any damages resulting from the Customer's inability or failure to perform any professional or other work or a loss of profits, special, incidental, consequential or exemplary damages whether or not such losses or damages arose out of or resulted from the Strata Web Software or the Industry Data, the Customer's use thereof, or the withdrawal of any or all of the Industry Data, notwithstanding notice may have been given of the possibility of such loss or damages.

5. PROPRIETARY RIGHTS, PROTECTION OF DATA, INDEMNITY FOR USE, NON-DISCLOSURE, RESTRICTIONS ON USE

Acknowledgement. The Customer hereby acknowledges that the Strata Web Software and Industry Data and all patent rights, trademark rights, service mark rights, copyrights and any other intellectual property rights relating thereto:

(a) are and shall at all times remain the exclusive and valuable property of Strata Web and the Data Suppliers;

(b) embody substantial creative efforts and trade secrets, confidential information, ideas and expressions which are proprietary trade secrets of Strata Web and the Data Suppliers; and

(c) are furnished and disclosed by Strata Web and the Data Suppliers to the Customer on a strictly confidential basis under their relationship of utmost confidence and trust.

Protection of Data The Customer shall take all reasonable measures to safeguard the Data from unauthorised use or disclosure, and in any event the Customer shall provide the same degree of care towards the Strata Web Software and the Industry Data as the Customer exercises towards its own proprietary, confidential information.

The Customer shall not disclose. provide, or otherwise make available the Strata Web Software or the Industry Data in any form to any person, firm. corporation or other entity except to individuals who are on the Customer's premises for purposes specifically related to the Customer's authorized use of the Data. Further, the Customer shall inform all its employees and agents that the data is subject to restrictions on use imposed by this Agreement.

Indemnity For Use The Customer hereby agrees to save and hold harmless Strata Web and the Data Suppliers from any loss, damage, or claim resulting from the Customer's use and / or disclosure of the Strata Web Software or Industry Data in violation of this Agreement or as a result of breach of this Agreement.

Non-Disclosure. Except as otherwise provided in this Agreement, the Customer will not disclose the Strata Web Software or Industry Data or any part thereof. licensed hereunder in any form to any third party without the prior written consent of Strata Web. The Customer will take all reasonable steps to protect and safeguard the Strata Web Software and Industry Data licensed hereunder from disclosure and to assure that no person authorized to have access to any of them will take any action with respect thereto which is prohibited herein.

Restrictions on use. Except as may be otherwise provided in this Agreement, the Customer will not, in any manner whatsoever, without the prior written consent of Strata Web and / or the applicable Data Supplier as appropriate:

(a) copy, modify, transcribe, or part with possession. display, loan, assign, mortgage, charge or otherwise grant a security interest in, license or sub-license, in whole or in part, temporarily or permanently the Strata Web Software or Industry Data.

(c) use the Strata Web Software and Industry Data in a computer service business, network, time sharing, interactive cable television, multiple central processing unit or multiple user arrangement to users who are not individually licensed by Strata Web;

(d) use the Strata Web Software and Industry Data or output therefrom for the direct benefit of any third party, nor charge or receive, either by direct or indirect payment or by trade of services, compensation or fees from third parties for the use of the Software or output therefrom;

(f) do anything to assist in the development of a competing computer program;

(g) alter, remove or destroy any copyright, trade secret or other proprietary markings or confidentiality legends or notices placed upon or contained within the Strata Web Software.

Survival of Confidentiality. The parties agree that the Customer agreements and obligations under this Section and the rights and remedies of Strata Web and the Data Suppliers under this Agreement will survive the termination of this Agreement.

6. GENERAL

Assignment. The Customer will not be entitled to assign any of its rights hereunder to any third party without the express written consent of the Strata Web and any purported assignment of this Agreement or any of the Customer's rights hereunder without the prior written consent of Strata Web will be void.

Law. This Agreement and all matters relating hereto will be governed by and interpreted in accordance with the laws of the Province of Alberta in the country of Canada.

Severability. If any term, covenant or condition of this Agreement or the application thereof to any person or circumstance will to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, will not be affected thereby and each term, covenant or condition of this Agreement will be valid and be enforced to the fullest extent permitted by law.

Entire Agreement. The terms of this Agreement express and constitute the entire Agreement and understanding between the parties hereto and supersede all previous negotiations, agreements and understandings relating to the subject matter hereof, and no implied covenant or liability of any kind on the part of any party hereto is created or will arise by reason of the contents of this Agreement.

7. GRANT OF LICENSE

Subject to the following terms and conditions contained in this Agreement, Strata Web Systems Ltd. hereby grants the Customer a non-exclusive and non-transferable licence to use the Strata Web Software to access Industry Data. By pressing "ACCEPT" below the Customer agrees to all terms and conditions contained herein. If you do not agree to all of the terms and conditions leave now by pressing "EXIT" below.

(ACCEPT) (EXIT)

INTERNET DISTRIBUTION AGREEMENT

SCHEDULE "D"

QC Data Petroleum Services Ltd Product Pricing

Transactional Pricing

(Effective July 1, 1997)

1) TABULAR REPORTS
a) Well Ticket		$5.00 / well
b) Full Life Production / Injection History (various report definitions available)
Single Well		$4.00 / well
Pool or Group Summary	Report Charge	$8.00
Data Charges	1 - 100 wells	$0.75 / well
	101 + wells	$0.50 / well
c) AOFP (includes gas well pressure & gas analysis)		$4.00 / well
d) Core Analysis		$8.00 / well

2) DIGITAL EXPORTS
a) Geographix, Landmark & Photon
Township Blocks	General Well	Grid & Culture	Transportation	Pipeline	Production Summary
1 - 12	$6.00	$18.50	$10.00	$12.00	$15.00
13 - 24	$5.00	$15.00	$7.50	$10.00	$12.00
24 - 48	$3.75	$10.00	$5.00	$7.50	$8.00
48 +	$2.50	$6.25	$2.50	$5.00	$5.00
Pricing is on a per township block basis
b) General Well Custom Export			Report Charge	$5.00
			Data Charge	$0.50 / item / well
c) Full Life Production History (Includes Merak FORECAST, MGI ARIES, OGCI PRODUCTION ANALYST & SPREADSHEET Applications)
Single Well					$4.00 / well
Pool or Group Summary		Report Charge			$8.00
Data Charges		1 - 100 wells			$0.75 / well
		101 + wells			$0.50 / well
d) AOFP - Gas Well Pressure & Gas Analysis, (Includes Merak FORECAST, MGI ARIES, OGCI PRODUCTION ANALYST					$4.00 / well
e) Core Analysis (Spreadsheet format)					$8.00 / well
f) Digital Logs (Available for immediate downloading)					$35.00 / curve
Non-Digitized Logs (A request for digitizing may be submitted)					$45.00 / curve